LOAN AGREEMENT

THIS LOAN AGREEMENT, is made this 13th day of June, 2005, by and among HUAKANG ZHOU (hereinafter, known as "LENDER") and MOVING BYTES, INC., a Corporation organized under the laws of Canada (hereinafter, known as "BORROWER").

LENDER agrees to Loan up to $50,000 dollars to the Borrower to be used for general working capital.

Terms of the Loan:

1. The Lender will Loan to the Borrower at any one time a minimum amount of $5,000 and a maximum amount of $15,000
2. The Borrower will not pay interest on the Loan
3. The Borrower will provide the Lender with five business days notice when requesting a loan amount
4. The Lender has the right to convert all or any part of the amount loaned to the Borrower into common shares at a price equal to 2 cents per share at any time up to the close of business on December 31, 2005.
5. The amounts loaned to the Company will be due for repayment to the Lender no later than December 31, 2005 unless converted into common shares by the Lender.

MOVING BYTES, INC.

John C. Leo

John C. Leo Secretary & Director

Agreed to this 13th day of June, 2005

Huakang Zhou

Hua K. Zhou

CONSENT OF THE
BOARD OF DIRECTORS OF

MOVING BYTES INC.

The undersigned, being the majority of the members of the Board of Directors of MOVING BYTES, INC. hereby consent to the adoption of the following resolution:

RESOLVED, that the corporation will accept a non interest bearing loan from its CEO, Hua K. "David" Zhou, who has agreed to loan up to $50,000 to the Company, as needed, for general working capital.

The loan will be made with periodic draw downs as requested by the Company within the terms of the loan agreement, with the initial drawdown being $10,000 on June 13, 2005.

RESOLVED, that Hua K. "David" Zhou has abstained from signing off on this Resolution and this Consent in Writing is ordered added to the Minute Book of the Corporation.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand as of this 13th day of June, 2005.

John C. Leo, Secretary and Director

Ming Liu, Director